Exhibit 10.18

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement dated as of 7/23/, 2007 (“Agreement”). Orchard Supply Hardware Stores Corporation and its parents, affiliates and subsidiaries (“OSH” or the “Company”), and Thomas Carey (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

1. Severance Benefits.

(a) Continuation of Compensation. In the event that Executive’s employment is terminated by each OSH entity (including Sears Holdings Corporation and its subsidiaries (“Sears”)) by which the Executive is employed for any reason other man “Cause”, death or “Disability” (as such terms are defined in Section 2 below) or by Executive for Good Reason (as defined in Section 2 below), subject to the provisions of subsection 4(d), Section 5 and Section 10 herein, Executive shall be placed on a severance-related leave of absence (“Leave”) and OSH shall:

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Continue to pay Executive’s base salary, at the rate in effect immediately prior to the first day of the Leave, for a period of six (6) months (“Salary Continuation Period”), which amount shall be paid on each regular salary payroll period with respect to the Salary Continuation Period; provided that, in any event, OSH’s obligations under this subsection (a) shall be reduced on a dollar-for-dollar basis (but not below zero) to the extent Executive earns fees, salary or wages from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period.

Notwithstanding anything in this subsection (a) to the contrary, if as of the first day of the Leave Executive is a “key employee” or “specified employee” within the meaning of Internal Revenue Code (“Code”) Section 409A and regulations issued thereunder, then, if necessary to comply with Code Section 409A, payment to Executive shall not be made to Executive until six (6) months after the first day of Executive’s Leave and payment of the six (6) months of salary continuation shall be made in a lump sum less all applicable deductions, instead of by salary continuation. In addition to the foregoing, a lump sum payment will be made to Executive within ten (10) business days following the first day of the Leave in an amount equal to the sum of any accrued base salary through the first day of the Leave to the extent not already paid and any vacation benefits that accrued prior to the Leave. No vacation will accrue during the Leave.

(b) Continuation of Benefits. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (b)) in which Executive was eligible to participate immediately prior to the Leave (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan, flexible spending accounts, OSH paid life insurance and the Sears Holdings 401(k) Savings Plan (or any other defined contribution plan sponsored by OSH and/or Sears) during the Leave. Executive and

Executive’s eligible dependents shall be entitled to continue to participate in the medical and dental plans that cover OSH associates (subject to the terms and conditions and continued availability of such plans). However, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by OSH hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of the applicable OSH and/or Sears health benefit plans.

(c) Annual Incentive Plan. Upon occurrence of the Leave, Executive’s entitlement to any award Executive otherwise may be eligible for under an annual incentive plan (“AIP”) sponsored by OSH, shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment (as if the termination of employment occurred on the first day of the Leave).

(d) Outplacement. From the first day of the Leave, Executive will be immediately eligible for outplacement services at OSH’s expense. OSH and Executive will mutually agree on which outplacement firm, among current vendors used by OSH and/or Sears, will provide these services. Such services will be provided for up to six (6) months from the beginning of the Salary Continuation Period or until employment is obtained, whichever occurs first.

2. Definitions. For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(a) “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of OSH and is not remedied in a reasonable period of time after receipt of written notice from OSH specifying such breach; (ii) the commission by Executive of a felony involving moral turpitude; or (iii) dishonesty or willful misconduct in connection with Executive’s employment.

(b) “Disability” shall mean disability as defined under the OSH or Sears long-term disability plan applicable to Executive.

(c) “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target bonus from those in effect as of the date of this Agreement; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide OSH with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and OSH shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If OSH remedies the Good Reason event within the sixty (60) day period the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If OSH does not remedy the Good Reason event within the sixty (60) day period, and Executive does not terminate employment within thirty (30) days following the earlier of: (y) the date OSH notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to OSH of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

3. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at OSH, provided such invention or expression of an idea relates to the business of OSH, or relates to OSH actual or demonstrably anticipated research or development, or results from any work performed by Executive for or on behalf of OSH, are hereby assigned to OSH, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to OSH. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what OSH is otherwise obligated to pay. In consideration of the opportunity for salary continuation and the other benefits payments specified above, and other good and valuable consideration, Executive agrees to the following:

(a) Non-Disclosure and Non-Solicitation. Executive acknowledges and agrees to be bound by the following:

i. Non-Disclosure of OSH Confidential Information.

1. Executive will not, during the term of Executive’s employment with OSH (including the Leave) or thereafter, except as OSH may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “OSH Confidential Information” (as defined herein) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive; and

2. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, OSH expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

ii. OSH Confidential Information. For purposes of this Agreement, “OSH Confidential Information” means trade secrets and non-public information which OSH designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by OSH, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of OSH that is not known generally to the public or in the industry.

iii. Return of OSH Property. All documents and other property that relate to the business of OSH are the exclusive property of OSH, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to OSH upon termination of employment or at such earlier time as OSH may request Executive to do so.

iv. Conflict of Interest. During Executive’s employment with OSH (including the Leave), except as may be approved in writing by OSH, neither Executive nor members of Executive’s immediate family will have financial investments or other interests or relationships with the OSH’s customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of OSH. Executive agrees further not to engage in any activity in competition with OSH and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to OSH, discredit OSH or otherwise conflict with the OSH’s best interests.

v. Non-Solicitation of Employees. During Executive’s employment with OSH (including the Leave) and for six (6) months from the first day of the Leave, Executive shall not, directly or indirectly, solicit or encourage any person to leave her/his employment with OSH or assist in any way with the hiring of any OSH employee by any future employer or other entity.

(b) Compliance with Protective Covenants. Executive will provide OSH with such information as OSH may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes OSH to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases OSH, its agents and employees, from all liability for any damage arising from any such contacts or communications.

(c) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of OSH Confidential Information and to otherwise protect the legitimate business interests of OSH. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(d) General Release and Waiver. Upon the occurrence of a Leave under the terms of this Agreement (whether initiated by Executive or OSH), Executive will execute a binding General Release and Waiver of claims in a form to be provided by OSH, which is incorporated by reference herein. This General Release and Waiver will be in a form substantially similar to the attached sample. If the General Release and Waiver is not signed or is signed but subsequently revoked, Executive will not receive severance pay (if any) or any other benefits due under this Agreement.

5. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsection 4(a), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of OSH without the necessity of OSH posting a bond. Moreover, any award of injunctive relief shall not preclude OSH from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments already received by Executive.

6. Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of OSH, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage OSH, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf.

7. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with OSH, both during and after the period of employment with OSH (including the period of the Leave), in all investigations, potential litigation or litigation in which OSH is involved or may become involved other than any such investigations, potential litigation or litigation between OSH and Executive. OSH will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

8. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by OSH or Executive in any instance shall not be deemed a waiver of such provision in the future.

9. Acting as Witness. Executive agrees that both during and after the period of employment with OSH (including the period of the Leave), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving OSH or any corporate relative of OSH, unless subject to judicial enforcement to appear as a fact witness only.

10. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-disclosure and non-solicitation provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, OSH obligation to make salary continuation or any other payments under this Agreement will immediately cease and any payments already received will be returned by Executive to OSH.

11. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

12. Governing Law. This Agreement will be governed under the internal laws of the state of California without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of California shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

13. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment or termination of employment be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

14. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with OSH is terminable “at-will” by either party with or without cause and with or without notice.

15. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, program, policy, practice or other OSH document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under the Sears Holdings Corporation Master Transition Pay Plan or any successor severance plan or program or any other severance program sponsored by OSH or Sears.

16. Entire Agreement. This Agreement contains and comprises the entire understanding and agreement between Executive and OSH and fully supersedes any and all prior agreements or understandings between Executive and OSH with respect to the subject matter contained herein, and may be amended only by a writing signed by the Chief Executive Officer of OSH.

17. Confidentiality. Executive agrees that the existence and terms of the Agreement, including the compensation paid to Executive, and discussions with OSH regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential.

18. Tax Withholding. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at OSH.

If to OSH:	Orchard Supply Hardware Stores Corporation
6450 Via Del Oro San Jose, California, 95119

	Attention to both:	Vice President, Human Resources Chief Executive Officer

20. Assignment. OSH may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between OSH and Executive or between any successor or assignee of OSH or affiliate thereof and Executive.

21. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

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IN WITNESS WHEREOF, Executive and OSH, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	ORCHARD SUPPLY HARDWARE STORES CORPORATION

BY:
Thomas Carey

9/24/2007	9/24/2007
Date	Date

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO DIRECTOR, HUMAN RESOURCES, ORCHARD SUPPLY HARDWARE STORES CORPORATION, 6450 VIA DEL ORO, SAN JOSE, CALIFORNIA, 95119. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Severance/Non-Compete Agreement, I and any person acting by, through, or under me hereby release, waive, and forever discharge Orchard Supply Hardware Stores Corporation, its current and former agents, parents, subsidiaries, affiliates, employees, officers, stockholders, successors, and assigns (“OSH”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with OSH and the termination of my employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, or pursuant to statute, including any claim for age or other types of discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local law or ordinance, to the fullest extent permitted under the law, including the Employee Retirement Income Security Act (“ERISA”), This General Release and Waiver does not apply to any claims or rights that may arise after the date that 1 signed this General Release and Waiver. I understand that OSH is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are my claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, (2) any rights or claims to benefits accrued under benefit plans maintained by Sears Holdings Corporation or OSH pursuant to ERISA, and (3) any claims that cannot be waived under the Fair Labor Standards Act or Family and Medical Leave Act. I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against OSH with any governmental agency and/or any court.

In addition, I agree never to sue OSH in any forum for any claim covered by this General Release and Waiver except that I may bring a claim under the ADEA to challenge this General Release and Waiver. If I violate this General Release and Waiver by suing OSH, other than under ADEA, I shall be liable to OSH for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.

I hereby agree that all rights under Section 1542 of the California Civil Code are hereby waived. Section 1542 provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of

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executing the release, which if known by him must have materially affected his settlement with the debtor.” Notwithstanding the provisions of section 1542, it is my intention to hereby irrevocably and unconditionally release and forever discharge OSH and all persons acting by, through, under, or in concert with OSH from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected which I may have or claim to have or which I may have or claim to have regarding events that have occurred as of or before the effective date of this Agreement, including, without limitation, any and all claims related or in any manner or incidental to my hiring, employment with, and the termination of employment with OSH.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the Vice President, Human Resources at OSH in writing at Orchard Supply Hardware Stores Corporation, 6450 Via Del Oro, San Jose, California 95119. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	SAMPLE ONLY - DO NOT SIGN	Signed by:	SAMPLE ONLY - DO NOT SIGN
Witness by:

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